As filed with the U.S. Securities and Exchange Commission on October 15, 2024

Registration Statement No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SIDUS SPACE, INC.
(Exact name of registrant as specified in its charter)

Delaware	4812	46-0628183
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

150 N. Sykes Creek Parkway, Suite 200

Merritt Island, FL 32953

(321) 450-5633

(Address and telephone number of registrant’s principal executive offices)

Carol Craig

Chief Executive Officer

Sidus Space, Inc.

150 N. Sykes Creek Parkway, Suite 200

Merritt Island, FL 32953

(321) 613-5620

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey J. Fessler, Esq. Sean F. Reid, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112-0015 (212) 653-8700	Brad L. Shiffman Blank Rome LLP 1271 Avenue of the Americas New York, NY 10020 Tel: (212) 885-5000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED OCTOBER 15, 2024

Up to 3,745,318 Shares of Class A Common Stock

Up to 3,745,318 Pre-Funded Warrants to Purchase up to 3,745,318 Shares of Class A Common Stock

Sidus Space, Inc.

We are offering up to 3,745,318 shares of our Class A common stock at an assumed public offering price of $2.67 (which is the last sale price of our Class A common stock as reported by The Nasdaq Capital Market on October 10, 2024) on a firm commitment basis. The actual public offering price per share of Class A common stock will be determined between us and the underwriters at the time of pricing and may be at a discount to this assumed offering price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price of the shares of Class A common stock.

We are also offering to each purchaser whose purchase of shares of our common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding shares of Class A common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, Pre-Funded Warrants to purchase shares of Class A common stock (“Pre-Funded Warrants”), in lieu of shares of Class A common stock. The purchase price of each Pre-Funded Warrant is equal to the price per share of Class A common stock being sold to the public in this offering, minus $0.001. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Pre-Funded Warrant we sell, the number of shares of Class A common stock that we are offering will be decreased on a one-for-one basis.

Our Class A common stock is listed on The Nasdaq Capital Market under the symbol “SIDU”. On October 10, 2024, the closing price as reported on The Nasdaq Capital Market was $2.67 per share. There is no established trading market for the Pre-Funded Warrants and we do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Per Pre-Funded Warrant	Total
Price to the public	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)	Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1.0% of the public offering price payable to the underwriters. See “Underwriting” for a description of compensation payable to the underwriters.

We have granted a 45-day option to the representatives of the underwriter to purchase up to an additional 561,797 shares of Class A common stock and/or Pre-Funded Warrants or any combination thereof, solely to cover over-allotments, if any.

The underwriters expect to deliver the securities to purchasers on or about             , 2024.

ThinkEquity

The date of this prospectus is               , 2024

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ABOUT THIS PROSPECTUS

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Information Incorporated by Reference,” before deciding to invest in our securities.

Neither we nor the underwriters have authorized anyone to provide you with additional information or information different from that contained or incorporated by reference in this prospectus filed with the Securities and Exchange Commission (the “SEC”), and you should rely only on the information contained in this prospectus or in any such free writing prospectus. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus, or any document incorporated by reference in this prospectus, is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

The information incorporated by reference or provided in this prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves several assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors.” We caution you not to give undue weight to such projections, assumptions, and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies, and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

For investors outside the United States (“U.S.”): We and the underwriters have not done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for those purposes is required, other than in the U.S. Persons outside the U.S. who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the U.S. We have not sought the consent of the sources to refer to their reports appearing or incorporated by reference in this prospectus.

The Company’s brand and product names contained in this prospectus are trademarks, registered trademarks, or service marks of Sidus Space, Inc. in the United States (“U.S.”) and certain other countries.

All other trademarks, trade names and service marks appearing in this prospectus, or the documents incorporated by reference herein are the property of their respective owners. Use or display by us of other parties’ trademarks, trade dress or products is not intended to and does not imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owner. Solely for convenience, trademarks, tradenames and service marks referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and trade names.

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INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. All statements other than statements of historical facts contained in this prospectus and the documents incorporated by reference herein are forward-looking statements. The forward-looking statements in this prospectus and the documents incorporated by reference herein are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “possible,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words. We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short- and long-term business operations and objectives, and financial needs. These forward-looking statements include, but are not limited to, statements concerning the following:

●	our projected financial position and estimated cash burn rate;

●	our estimates regarding expenses, future revenues and capital requirements;

●	our ability to continue as a going concern;

●	our need to raise substantial additional capital to fund our operations;

●	our ability to compete in the global space industry;

●	our ability to obtain and maintain intellectual property protection for our current products and services;

●	our ability to protect our intellectual property rights and the potential for us to incur substantial costs from lawsuits to enforce or protect our intellectual property rights;

●	the possibility that a third party may claim we have infringed, misappropriated or otherwise violated their intellectual property rights and that we may incur substantial costs and be required to devote substantial time defending against these claims;

●	our reliance on third-party suppliers and manufacturers;

●	the success of competing products or services that are or become available;

●	our ability to expand our organization to accommodate potential growth and our ability to retain and attract key personnel; and

●	the potential for us to incur substantial costs resulting from lawsuits against us and the potential for these lawsuits to cause us to limit our commercialization of our products and services.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with that may cause our actual results to differ from those anticipated in our forward-looking statements. Please see “Risk Factors” contained in this prospectus and in the documents incorporated herein, including our Annual Report on Form 10-K for the year ended December 31, 2023, for additional risks that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Considering these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus and the documents incorporated by reference herein may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and the documents incorporated by reference herein and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It does not contain all the information that may be important to you and your investment decision. You should carefully read this entire prospectus, including the matters set forth under “Risk Factors,” included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2023 incorporated by reference herein, unless context requires otherwise, references to “we,” “us,” “our,” “Sidus Space” “Sidus,” or “the Company” refer to Sidus Space, Inc.

Unless otherwise indicated, all share information and per share information contained in this prospectus gives effect to a 1-for 100 share reverse stock split of the Company’s Class A common stock and Class B common stock effected on December 19, 2023

Company Overview

Founded in 2012, we are a space mission enabler that provides flexible, cost-effective solutions including custom satellite design, payload hosting, mission management, space manufacturing and AI enhanced space-based sensor data for government, defense, intelligence, and commercial companies around the globe.

Our adaptable solutions provide mission flexibility while reducing time to orbit. We are able to provide customers a variety of mission options whether they require a custom satellite design, payload hosting, mission management, or space sensor data as a service. Our solutions are also cost-effective while still preserving the ability to respond to customer needs.

Our modular LizzieSat™ satellite platform, which is the first of its kind 3D printed, artificial intelligence (AI) enhanced multi-mission satellite, can host new payloads. Its flexible and modular design also enables it to be customized or scaled to create a new satellite design in a cost-effective manner to meet mission requirements.

LizzieSat™ is also able to operate as a data service platform and deliver situational awareness for a wide variety of missions including visual spectrum, methane, and AIS data collection. And by incorporating FeatherEdge™ AI into our on-orbit processing, we are able to provide more efficient and effective data processing and delivery.

We have proven space heritage and expertise in multi-disciplinary engineering, mission-critical hardware manufacturing, satellite design, production, launch planning, mission operations, and in-orbit support. We are strategically headquartered on Florida’s Space Coast, which provides easy access to nearby launch facilities, and we operate a 35,000-square-foot manufacturing, assembly, integration, and testing facility which is ISO 9001:2015, AS9100 Rev. D certified.

We designed, launched, and manage our own satellite LizzieSat™, which achieved first launch mission success in March of 2024. The success of our LizzieSat™ is built upon our work over the last decade, where we produced numerous flight-proven systems, platforms, devices and hardware for other customers.

We continue to focus on innovation and agility. We are leveraging the knowledge from our first satellite to continue to advance the capabilities of our additional satellites currently in production. The satellites, which are of similar size and weight to the initial LizzieSat™, are expected to include the following enhancements:

●	VPX open architecture with simplified assembly and integration, reduced mass, and better performance

●	Integration of a processor capable of handling one hundred trillion or tera operations per second. Tera Operations Per Second (TOPS)

●	Upgraded payload processor with Field Programmable Gate Array (FPGA) capable of handling payloads at high speed up to three Gb/s; also includes five times more computing power and more speed with a 1.8 GHz dual core processor

●	Two times more memory storage.

●	Upgraded 2nd generation FeatherEdge AI/ML product that includes an Iridium module to enable intersatellite communication for low-latency direct-to-satellite phone message delivery.

Our products and services are offered through several business units: Space-as-a-Service, Space-Based Data Solutions, Artificial Intelligence/Machine Learning (AI/ML) Products and Services, Mission Planning and Management Operations, 3D Printing Products and Services, Satellite Manufacturing and Payload Integration, and Space and Defense Hardware Manufacturing.

Our vertically integrated model is complementary across each line of business aiming to expand existing and unlock new potential revenue generating opportunities while maintaining diversity of revenue. We are not dependent on a single line of business or customer, which provides us the “optionality” to scale where market needs demand. This diversity mitigates risks associated with external factors like macroeconomic shifts or technological disruptions. Our flexibility allows us to adapt swiftly to market changes, supporting growth across all our business lines.

Products and Services

●	Space-as-a-Service capabilities: We replace traditional, product-centric Space business models and transform them into “-as-a-Service” models. For our customers, their capital expenditures are drastically reduced as design, development, and manufacturing of the satellite is no longer necessary. These resources can be redirected towards operations, and operating margins are higher as a result due to a more efficient approach to providing the service and taking advantage of lessons learned and economies of scale.

	●	Satellite-as-a-Service (SataaS): We offer integration of a customer payload or technology and handle the remaining services required including bus development, launch, and ongoing mission operations, and provide data validation for success criteria. We consider the continued operation of payloads as Constellation-as-a-Service.

	●	Space Platform-as-a-Service (SPaaS): We provide the ability for customers to build applications as a layer on our space platform. Our architecture is flexible enough to support new customer missions post-launch (through software and algorithm updates), which allows Sidus to generate additional revenue on LizzieSats that have already launched, these services allow software application developers to use our network of sensors, software-defined radio and high-performance computer for their business cases. We offer the ability to run a customer’s AI/ML software models on earth observation satellites without the customer having to launch their own hardware. We consider extended operations of SPaaS as Space Based Data Solutions.

	●	Constellation-as-a-Service (CaaS): We offer satellites as a platform on which customer sensors and instruments can be flown as a service to collect data from a specific geographic location to provide data to the customer on a monthly subscription basis. Our Constellation-as-a-Service model shares our satellite and constellation with multiple customers and therefore offers CaaS customers more sensor data and capacity for a fraction of traditional Earth Observation (EO) and Non-Earth Imaging (NEI) satellite costs. It also allows for rapid program activation and increased resiliency for mission failures.

●	Space Based Data Solutions (SBDaaS): We offer several space-based platform missions depending on needs, budget, and timeframe. Our performance-based LizzieSat constellation provides data and results for commercial, and government demands of our interconnected, cloud-based, and data-driven world predicated on the specific sensors and technologies requested. Integrated AI provides fast pattern recognition with AI edge processing for identifying emerging issues and anomalies related to the data collection. Our LizzieSat design allows for simultaneous on-orbit data collection from multiple sensors with the flexibility to integrate new technologies during the production cycle.

●

AI/ML Products and Services: We offer both software and hardware AI solutions for space. Our FeatherEdge solution, a compact data processing unit tailored for AI applications in orbit, redefines space efficiency. Its small size and low power design ensure seamless compatibility with diverse satellite platforms. By processing onboard sensor data directly and transmitting only crucial information, FeatherEdge reduces downlink costs and significantly bolsters response times for critical events in orbit. Additionally, it combines cutting-edge computing prowess with space grade reliability, delivering a complete AI payload in tandem with FeatherEdge software for unparalleled on-orbit edge computing capabilities. Our AI/ML products are integrated into each Sidus Space satellite but also available for integration into customer satellites. With FeatherEdge, customers can:

	●	Enhance image processing capabilities for detailed EO and NEI applications
	●	Enable Satellites to operate autonomously, streamlining mission tasks
	●	Facilitate cloud-based data processing for space applications
	●	Contribute to enhanced space surveillance and awareness
	●	Store and compress data on-orbit efficiently
	●	Improve radar capabilities for high-resolution imaging in space

●	Mission Planning and Management Operations: We provide 24/7/365 real-time routine and non-real-time mission operations for satellites and payload missions. This service supports end-to-end mission operations for small and medium-sized satellite operators, including satellite monitoring, control, and data management. We provide innovative mission operations solutions tailored to meet mission critical requirements including planning and validation, software suite operations and mission execution.

	●	24/7/365 Operations for Low Earth Orbit (LEO) or cis-lunar missions
	●	Amazon Web Services cloud-based servers for secure data transfer and archival
	●	Backup control center capability allows around-the-clock operations if Sidus Mission Control Center (MCC) is unavailable.
	●	In-house designed C2 routing, encryption, and customer API integration
	●	Multiple ground station providers available for use to meet customer needs
	●	Physical and cyber security to ensure satellite and onboard payloads are protected

●	Mission Driven Satellite Solutions: We design and manufacture small satellites, leveraging advanced in-house and outsourced technologies. Our satellites are designed to provide improved and highly effective payload capacity and mission flexibility, offering cost-effective and reliable satellite options for customers. We also provide services including compliance assessment with government regulations, insurance, licensing, launch integration and space data delivery.

●	Space and Defense Hardware Manufacturing: Our manufacturing business operates within a 35,000 square foot facility in Cape Canaveral, Florida and is adjacent to our cleanroom. We blend the expertise of skilled engineers, expert technicians, and state-of-the-art equipment to meet the demanding needs of the space and defense market. From crafting prototypes and managing low-rate initial production to executing high-volume Swiss screw machining, we have over a decade of proven space flight heritage and space qualification experience in design, development, test and certification of space hardware, software, and manufacturing. We are experienced in mechanical and electrical flight hardware for satellites, the International Space Station, and other space assets. Manufacturing services include:

	●	Precision Machining
	●	Assembly and Test
	●	Program Management including supply chain management

We have an approximately 10,000 square-foot reconfigurable avionics lab that produces a wide range of space system flight and ground cables, medical and mission critical wire harnesses, military harness assemblies, electronic chassis, and electro-mechanical assemblies. We hold an AS9100DAerospace certification, and we are International Traffic In Arms Regulations registered thereby positioning us, in combination with our existing tooling and capability, to address unique high-precision aerospace manufacturing requirements.

We have supported multiple major government and commercial space programs that include Blue Origin, SpaceX, NASA’s Artemis / SLS, Collins Aerospace Spacesuits, Sierra Space’s Dream Chaser, Eutelasat Oneweb Satellites and the International Space Station and continue to provide manufacturing of space hardware for many of the programs

●	3D Printing Products and Services: Recently unveiled, our multi-material 3D printing services and printers enable the fabrication of a complex satellite bus with unprecedented precision, efficiency and modularity. This technology revolutionizes the manufacturing process, reducing production costs and lead times while reducing the weight of the satellite bus without sacrificing its structural integrity. This 3D material has been used on-orbit and carries a Technology Readiness Level (TRL) of TRL-9 for space applications. TRL-9 describes the maturity of a technology that has been proven to work during a flight mission in space.

As of September 2024, key achievements and successes include:

●	Launched the first of several planned hybrid additive in-house manufactured (3D printed) satellites (“LizzieSats”) engineered to have the capacity and adaptability to simultaneously host payloads for Sidusdriven data-as-a-service purposes and/or offer ‘ride-share’ opportunities for technology customers to deliver data to their end users.

●	Established on-orbit data operations by completing the commissioning phase and activating payloads. The Sidus team has already achieved several primary mission objectives and continues to work through the remaining tasks in a deliberate and systematic approach. Many competitors launch a prototype satellite for the first launch, but LizzieSat-1 is a functional satellite with both customer and Sidus-owned technology onboard. The NASA Stennis Space Center ASTRA team and Sidus Space successfully completed all ASTRA primary mission objectives on LizzieSat-1. Once the ASTRA primary mission objectives were completed, NASA awarded Sidus Space with additional funding to complete new critical mission objectives over the course of the next 12 months.

●	Signed a multi-year and multi-launch agreement with Space-X thereby offering customers by extension a reliable, cost-effective launch service with a steady cadence of launches.

●	Completed build of the second LizzieSat (LizzieSat-2) planned to launch in the fourth quarter of 2024 with Sidus and customer payloads installed. Sidus space is nearly complete with building and testing of the third commercial LizzieSat (LizzieSat-3) with Sidus and customer hosted payloads installed. LizzieSat-3 launch is planned for Q1 2025.

●	Integrated Edge Artificial Intelligence (AI) software into LizzieSat-1 satellite and demonstrated successful operations to offer on-orbit tailored solutions to customers enabling geospatial data to be processed more effectively. LizzieSat-3 is expected to fly the next generation version of the integrated Edge AI software which includes multiple enhancements in technology and rapid data transfer.

●	Established a fully operational mission control center to manage satellite operations, orchestrate collection management tasks and satisfy data distribution requests for our own constellations and others.

●	Achieved flight heritage, which is the history of successful operation of a particular component, subsystem, or system in a space environment, for our FeatherEdge edge computing hardware and software solutions.

●	Expanded our capabilities and opportunities related to geospatial intelligence following the National Geospatial-Intelligence Agency’s (NGA) award to provide research and development services to NGA’s Research and Development directorate as a subcontractor to Solis Science.

●	Expanded our capabilities related to Lunar following award of the NASA Lunar Terrain Vehicle Services Contract as a member of the Intuitive Machines-led Moon Reusable Autonomous Crewed Exploration Rover team.

We plan to be a global provider of space-based data and insights by collecting data from space with no equivalent terrestrial alternatives. We plan to initially focus on creating offerings in earth-based observations and Space situational awareness. These decisions are reinforced by the growing and large addressable markets they represent.

Our LizzieSat satellite platform has been designed to provide differentiated data collection when compared to industry alternatives. We plan to lead the next generation of earth and space data collection by:

●	Collecting on-orbit coincident data: LizzieSat is capable of hosting multiple-sensors on the same satellite to collect varying data types at the same time and with the same collection geometry. On-orbit coincident collection benefits users by decreasing false positives with complementary datasets that reinforce one another.

●	Analyzing data on the satellite on-orbit: To maximize value and speed in data processing, we invested resources into Artificial Intelligence (AI) and Machine Learning (ML) on-board the satellite through hardware and software development. Our plans include integrating radiation hardened AI/ML capabilities alongside our on-orbit coincident data collection.

●	Reducing data size: By processing data at the edge on-board LizzieSat, we reduce the file size by transmitting only the processed solution, not the entire raw dataset. This enables us to move data from low-earth orbit to higher orbit data relay services (such as Iridium) for a lower-cost and more continual data transmission option to our customers.
●	Providing a system flexible enough to support new customer missions post-launch (through software and algorithm updates) which allows Sidus to generate additional revenue on LizzieSats that have already launched

The net value of data collected from our planned LizzieSat constellation is expected to allow organizations to make better decisions with higher confidence, and increased accuracy and speed. We expect to enrich this processed data with customizable analytics users control for their own use case, and in turn provide data as a subscription across industries to organizations so they can improve decision-making and mitigate risk.

We support a broad range of international and domestic governments and commercial companies including the Netherlands Organization, U.S. Department of State, the U.S. Department of Defense, NASA, Collins Aerospace, Lockheed Martin, Teledyne Marine, Bechtel, OneWeb Satellites, Parsons Corporation, and L3Harris in areas that include launch vehicles, satellite hardware, and autonomous underwater vehicles. Planned services that benefit current and future customers include delivering space-based data that can provide critical insight for agriculture, commodities tracking, disaster assessment, illegal trafficking monitoring, energy, mining, oil and gas, fire monitoring, classification of vegetation, soil moisture, carbon mass, Maritime Automatic Identification System (AIS), Air Traffic Control Automatic Dependent Surveillance, and weather monitoring; providing the ability for customers to demonstrate that a technology (hardware or software) performs successfully in the harsh environment of space and delivering space services. We plan to own and operate one of the industry’s leading U.S. based low earth orbit small satellite (“smallsat” or “smallsats”) constellations focused on earth observation and remote sensing. Our operating strategy is to continue to enhance the capabilities of our satellite constellation, to increase our international and domestic partnerships and to expand our co-incident data analytics offerings in order to increase the value we deliver to our customers. Our two operating assets—our satellite constellation and hardware manufacturing capability, complement each other and stem from years of experience and innovation.

Key Factors Affecting Our Results and Prospects

We believe that our performance and future success depend on several factors that present significant opportunities but also pose risks and challenges, including competition from better known and well-capitalized companies, the risk of actual or perceived safety issues and their consequences for our reputation and the other factors discussed under “Risk Factors.” We believe the factors discussed below are key to our success.

Expanding Commercial Satellite Operations

Our goal is to help customers understand how space-based data can be impactful to day-to-day business. Our strategy includes increasing the demand downstream by starting out as end user focused. While others are focused on a data verticalization strategy specializing on key sectors or a problem set, we believe that flexibility in production, low-cost bespoke design and ‘Bringing Space Down to Earth’ for consumers will provide a scalable model for growth. In Q1 2024, we successfully launched and began operations with our LizzieSat multi-mission satellite.

In Q2 2024, we announced the successful on-orbit activation of the FeatherEdge AI platform which enables us to deliver near real-time intelligence derived from earth observation data. Further expanding the capabilities of our constellation, we implemented the SatLab A/S second-generation automated identification system (AIS) technology into the LizzieSat satellite constellation. AIS technology uses sophisticated systems on board marine vessels to identify and track ships to prevent collisions and protect life at sea. The integration of this technology, combined with data from optical sensors on board LizzieSat enables unique vessel tracking and monitoring solutions while providing valuable information about ship movements in real time.

We have previously been approved for our X-band and S-band radio frequencies licensing through a published filing by the ITU on April 6, 2021. Such licenses are held through Aurea Alas, Ltd., an Isle of Man company, which is a Variable interest entity to us. The ITU filing contains approved spectrum use for multiple X-Band and S-Band frequencies and seven different orbital planes, including 45 degrees. In August 2023, the FCC granted Sidus a LizzieSat experimental launch and operating license for launch and deploy on a SpaceX Falcon 9 Transporter 10 mission. This license includes approval for orbital operations utilizing the previously approved ITU S-band and X-band frequencies and ground station coverage. We have also filed an FCC Part 25 license request for the LizzieSat satellite constellation missions two through five. The FCC Part 25 license request is near completion and is planned to be approved by the end of October 2024. The National Oceanic and Atmospheric Administration (NOAA), an agency of the U.S. Department of Commerce, granted a Tier 1 license authorizing Sidus to operate LizzieSat1-3, a private remote-sensing space system comprised of three satellites (LizzieSat-1 through LizzieSat-3 or LS-1 through LS-3) in 2024. This license was updated and approved by NOAA after LizzieSat -1 launch to reflect the actual orbital data and planned altitudes for imager operations.

The imagery from Near-infrared and Short-wave infrared imagers will be integrated into our FeatherBox AI onboard processor and combined with AIS data to detect marine traffic migration and illegal fishing activities, detect methane emissions and detect vegetative stress in various agricultural areas. Any delays in commencing our commercial launch operations, including delays or cost overruns in obtaining NOAA licenses or other regulatory approvals for future operations or frequency requirements, could adversely impact our results and growth plans.

The exact timing of launches is contingent on several factors, including satisfactory and timely completion of assembly, integrating and testing of the satellites, regulatory approvals, confirmation of the launch slot timing by the launch provider, logistics, weather conditions, and other factors, many of which are beyond our control.

Growing and expanding our experienced space hardware operations

We are seeking to grow our space and defense hardware operations, with a goal of expanding from one shift to two and a half shifts with an increased customer base in the future. With current customers in the space, marine, and defense industries, our contract revenue is growing, and we are in active discussions with numerous potential customers, including government agencies, large defense contractors and private companies, to add to our contracted revenue. In the past decade, we have fabricated ground and flight products for the NASA SLS Rocket and Mobile Launcher as well as other commercial space and satellite companies. We have supported customers such as Boeing, Lockheed Martin, Northrop Grumman, Dynetics/Leidos, Blue Origin, United Launch Alliance, Collins Aerospace, L3Harris, OneWeb and Space Systems Loral/Maxar. We have manufactured various products including fluid, hydraulic and pneumatic systems, electrical control systems, cable harnesses, hardware lifting frames, umbilical plates, purge and hazardous gas disconnects, frangible bolts, reef cutters, wave guides, customized platforms, and other precision machined and electrical component parts for all types of rockets, ground, flight and satellite systems.

Vertically Integrated Space Infrastructure Manufacturing

We are designing, developing, manufacturing, and operating a constellation of proprietary smallsats. These satellites are designed for multiple missions and customers and form the foundation of our satellite platform. Weighing approximately 100 kilograms each, these hybrid 3D printed, modular satellites are being designed to be more functional than cubesats and nanosatellites and less expensive to manufacture than the larger satellites in the 200-600kg range. In addition to our own satellites, we are expecting to design and manufacture customized satellites for LEO and lunar applications for customers that include government and commercial entities.

Our cost-efficient smallsats are being designed from the ground-up to optimize performance per unit cost. Our model is a movement from highly bespoke, costly satellite manufacturing techniques to standardized bus with integration of customer needs at lower costs. We can integrate technologies and deliver data on demand at lower costs than legacy providers due to our vertical integration, use of commercial off the shelf (COTS) proven systems, cost-efficiencies, capital efficient constellation design, and adaptable pricing models.

We design and manufacture our satellites at our Cape Canaveral facility. Our current configuration and facility are designed to manufacture multiple satellites per month. Our vertical integration enables us to control our satellites through the entire design, manufacturing, and operation process. Our years of experience manufacturing space hardware means we can leverage our manufacturing expertise and commercial best practices for satellite production. Additionally, leveraging both in-house and partner-provided subsystem components and in-house design and integration services, as well as operational support of satellites on orbit, to provide turn-key delivery of entire constellations offer “concept to constellation” in months instead of years. Specifically, our offerings are expected to encompass all aspects of hosted satellite and constellation services, including hosting customer payloads onto our satellites, and delivering data and constellation services to customers from our space platform. These services are expected to allow customers to focus on developing innovative payloads rather than having to design or develop complete satellite buses or satellites or constellations, which we will provide, along with ancillary services that are likely to include telemetry, tracking and control, communications, processing, as well as software development and maintenance. Our patented space-related technologies include a print head for regolith-polymer mixture and associated feedstock; a heat transfer system for regolith; a method for establishing a wastewater bioreactor environment; vertical takeoff and landing pad and interlocking pavers to construct same; and high-load vacuum chamber motion feedthrough systems and methods. Regolith is a blanket of unconsolidated, loose, heterogeneous superficial deposits covering solid rock. It includes dust, broken rocks, and other related materials and is present on earth, the moon, Mars, some asteroids, and other terrestrial planets and moons. We continue to patent our products including our satellites, external platforms and other innovations.

Revenue Generation

We generate revenue by selling payload space on our satellite platform, providing engineering and systems integration services to strategic customers on a project-by-project basis, and manufacturing space hardware to include satellites. Additionally, we intend to add to our revenue by selling geospatial data and actionable intelligence captured through our constellation. This support is typically contracted to both commercial and government customers under fixed price contracts and often includes other services. Due to the size and capacity of our satellite, we plan to host a diverse array of sensors such as Multispectral and Hyperspectral Earth Observing Imagers, Maritime Vessel RF Tracking receivers, UHF IoT Transceivers, Optical Communications systems, and others on a single platform that can simultaneously address the needs of many customer requirements.

Lowering Manufacturing Cost and Schedule

We have developed a manufacturing model that provides rapid response to customer requirements including integration of customers technologies and space-based data delivery. Our planned satellites are being designed to integrate COTS subsystems that are space-proven, can be rapidly integrated into the satellite and replaced rapidly when customer needs change or evolve. Our vertically integrated manufacturing processes give us the flexibility to make changes during the production cycle without impacting launch or costs.

Recent Developments

Launch and Deployment of First Satellite

On March 4, 2024, we successfully launched and deployed our first LizzieSat satellite to low Earth orbit as part of SpaceX’s Transporter-10 Rideshare mission and are managing mission operations with the satellite from our operations center in Merritt Island, Florida. Our Mission Control Center (MCC) team provides 24/7/365 coverage to monitor every aspect of a mission, from the health and status of the satellite or spacecraft while in orbit, to performing operational tests throughout mission lifecycle. The MCC monitors propulsion, temperature, on-board computers, and payload status and has the capability to identify potential risks, helping ensure the success of each mission. Additionally, our MCC establishes and maintains bidirectional communication with satellites via a network of ground stations, allowing for the transmittal of data and imagery while on-orbit back to Earth. Our MCC is scalable to support from one spacecraft to a full constellation of many satellites and can support customers that do not have their own mission control capabilities.

As part of LizzieSat operations we successfully completed an on-orbit autonomous systems demonstration mission for NASA Stennis. This marks the first time NASA Stennis has ever flown a payload into space, recognized as a historic milestone by the NASA Stennis Center Director. We were contracted by NASA to not only integrate and fly the technology but to handle launch and satellite activation and on-board data collection. Once the primary mission objectives were completed, NASA provided Sidus Space with additional funding to complete new critical objectives over the course of the next 12 months.

During this mission we also demonstrated FeatherEdge’s ability to upload new algorithms post-launch, run a machine vision algorithm on the hardware accelerator capable of processing data 300 times faster than a standard CPU, and to downlink health and status data to our Sidus Mission Control Center in Merritt Island, FL. Our Google-powered AI processor sets the groundwork for substantial upgrades on future launches, which is expected to include NVIDIA-powered AI accelerators with 25x more computing power than our previous version of FeatherEdge, resulting in what we believe will be the highest performance edge computing capability on orbit.

March 2024 Public Offering

On March 5, 2024, we completed an underwritten public offering of 1,321,000 shares of our Class A common stock at a public offering price of $6.00 per share, for which we received approximately $7,100,000.00 of net proceeds. ThinkEquity served as sole underwriter for the offering.

January 2024 Public Offering

On January 29, 2024, we completed a public offering of 1,181,800 shares of our Class A common stock at a public offering price of $4.50 per share, and Pre-Funded Warrants to purchase up to 69,900 shares of Class A common stock at a public offering price of $4.499 per Pre-Funded Warrant. ThinkEquity served as sole underwriter for the offering.

October 2023 Registered Direct Offering

On October 11, 2023, we entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional investors, pursuant to which we agreed to issue and sell to such investors, in a registered direct offering (the “October Offering”), an aggregate of 2,000 shares of the Company’s Series A convertible preferred stock, par value $0.0001 per share and stated value of $1,000 per share (the “Series A preferred stock”) at an offering price of $1,000 per share. Each share of Series A preferred stock is convertible into shares of the Company’s Class A common stock at an initial conversion price of $10.152 per share (the “Conversion Price”). The Conversion Price is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and subject to price-based adjustment, on a “full ratchet” basis, in the event of any issuances of common stock, or securities convertible, exercisable or exchangeable for common stock, at a price below the then-applicable Conversion Price (subject to certain exceptions). On January 5, 2024, pursuant to Section 8(g) of the Certificate of Designation of Preferences and Rights of the Series A preferred stock (“COD”), our board approved a reduction in the Conversion Price to $3.89642 per share, which is the Conversion Price the Series A preferred stock would have adjusted to pursuant to Section 8(d) of the COD on January 15, 2024. In addition, the Purchase Agreement provides that until October 13, 2024, the investors in the October Offering have a right to participate in a subsequent placement of our equity securities (including this offering) of up to 50% of such subsequent placement.

Concurrently with the sale of the Series A preferred stock, pursuant to the Purchase Agreement in a concurrent private placement, for each share of Class A common stock issuable upon conversion of the Series A preferred stock purchased by the investor, such investor received an unregistered warrant (the “Warrant”) to purchase one share of Class A common stock. An aggregate of 197,006 Warrants were issued in the private placement, and each Warrant is exercisable for one share of the Company’s Class A common stock at an exercise price of $10.152 per share, will be exercisable immediately upon issuance, and will have a term of five years from the date of issuance. The exercise price is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and subject to price-based adjustment, on a “full ratchet” basis, in the event of any issuances of Class A common stock, or securities convertible, exercisable or exchangeable for Class A common stock, at a price below the then-applicable exercise price (subject to certain exceptions). On January 9, 2024, pursuant to Section 2(h) of the Warrant, our board approved a reduction in the exercise price of the Warrant to $3.89642 per share, which is the exercise price the Warrant would have adjusted to pursuant to Section 2(c) of the Warrant on January 15, 2024. As a result of the reduction of the exercise price, pursuant to Section (c) of the Warrant, the number of shares underlying the Warrants increased to 513,292. As a result of this offering, the exercise price of the Warrant will be reduced to $      per share and the aggregate number of shares of Class A common stock issuable upon exercise of the Warrant will be            .

Corporate Information

We were formed as a limited liability company under the name Craig Technologies Aerospace Solutions, LLC on July 17, 2012. On April 15, 2021, we converted into a Delaware corporation, and on August 13, 2021 changed our name to Sidus Space, Inc. Our principal executive offices are located at 150 N. Sykes Creek Parkway, Suite 200, Merritt Island, FL 32953 and our telephone number is (321) 450-5633. Our website address is www.sidusspace.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our Class A common stock.

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenues during our last fiscal year, we qualify as an emerging growth company as defined in the Jumpstart Our Business Startups Act (“JOBS Act”) enacted in 2012. As an emerging growth company, we expect to take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley Act”);

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may use these provisions until the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. As an emerging growth company, we intend to take advantage of an extended transition period for complying with new or revised accounting standards as permitted by The JOBS Act.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including: (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (ii) scaled executive compensation disclosures; and (iii) the requirement to provide only two years of audited financial statements, instead of three years.

THE OFFERING

Class A common stock offered by us	3,745,318 Shares, based on the sale of our common stock at an assumed public offering price of $2.67 per share of Class A common stock, which is the last reported sale price of our Class A common stock on The Nasdaq Capital Market on October 10, 2024, and no sale of any Pre-Funded Warrants

Pre-Funded Warrants offered by us

We are also offering to those purchasers, if any, whose purchase of the Class A common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or at the election of the purchaser, 9.99%) of our outstanding Class A common stock immediately following the consummation of this offering, the opportunity to purchase, if they so choose, up to Pre-Funded Warrants, in lieu of the common stock that would otherwise result in ownership in excess of 4.99% (or 9.99%, as applicable) of our outstanding Class A common stock.

The purchase price of each Pre-Funded Warrant is equal to the price per share of Class A common stock being sold to the public in this offering minus $0.001. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until exercised in full.

This prospectus also relates to the offering of Class A common stock issuable upon exercise of the Pre-Funded Warrants.

For each Pre-Funded Warrant we sell, the number of shares of Class A common stock that we are offering will be decreased on a one-for-one basis.

For additional information regarding the terms of the Pre-Funded Warrants, see “Description of Securities We Are Offering.”

Class A common stock outstanding immediately prior to this offering(1)	4,081,344 shares

Class A common stock outstanding immediately after this offering(1)	7,826,662 shares (assuming no exercise of the over-allotment option and no exercise of the Pre-Funded Warrants issued in connection with this offering).

Option to purchase additional securities	We have granted the underwriters a 45-day option from the date of this prospectus, exercisable one or more times in whole or in part, to purchase up to an additional 561,797 shares of Class A common stock and/or Pre-Funded Warrants ,based on the sale of our common stock at an assumed public offering price of $2.67 per share of Class A common stock, which is the last reported sale price of our Class A common stock on The Nasdaq Capital Market on October 10, 2024, or any combination thereof (15% of the total number of shares of Class A common stock and/or Pre-Funded Warrants to be offered by us in the offering), solely to cover over-allotments, if any.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $8.9 million (or approximately $10.2 million if the underwriters exercise their option to purchase additional shares of Class A common stock in full), at an assumed public offering price of $2.67 per share, which was the closing price of our Class A common stock on The Nasdaq Capital Market on October 10, 2024, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for (i) sales and marketing, (ii) operational costs, (iii) product development, (iv) manufacturing expansion and (v) working capital and other general corporate purposes. We may also use a portion of the net proceeds to in-license, acquire or invest in complementary businesses or products, however, we have no current commitments or obligations to do so. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Voting rights	We have two classes of common stock: Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting rights. Each share of Class A common stock is entitled to one vote. Each share of Class B common stock is entitled to ten votes and is convertible at any time into one share of Class A common stock. The holders of our outstanding Class B common stock will hold approximately 11% of the voting power of our outstanding capital stock following this offering.

Risk factors	See “Risk Factors” on page 12 and other information included in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our Class A Common Stock.

Nasdaq Capital Market symbol	Shares of our Class A Common Stock are listed on The Nasdaq Capital Market under the symbol “SIDU.” There is no established trading market for the Pre-Funded Warrants, and we do not expect a trading market to develop. We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system.

(1) The number of shares of Class A common stock that will be outstanding after this offering is based on 4,081,344 shares of Class A common stock and 100,000 shares of Class B common stock outstanding as of October 10, 2024, and excludes:

●	100,000 shares of Class A common stock issuable upon conversion of our Class B Common Stock;

●	64,552 shares of Class A common stock issuable upon exercise of non-qualified stock options at a weighted average exercise price of $11.58 per share;

●	94,568 shares of Class A common stock issuable upon exercise of warrants at an exercise price of $3.89 per share (which will increase to 137,779 shares after giving effect to an anti-dilution adjustment to the warrants based on the assumed public offering price of $2.67 share in this offering);

●	8,061 shares of Class A common stock issuable upon exercise of warrants at a weighted average exercise price of $34.66 per share;

●	157,585 shares of Class A common stock issuable upon exercise of representative’s warrants at a weighted average exercise price of $10.65 per share; and

●	800,000 shares of Class A common stock reserved for future issuance under our 2021 Omnibus Equity Incentive Plan.

Unless otherwise indicated, this prospectus reflects and assumes the following:

●	no exercise of outstanding options or warrants;

●	no sale of any Pre-Funded Warrants in this proposed offering;

●	no exercise of the representative’s warrants to be issued upon consummation of this offering at an exercise price equal to 125% of the offering price of the Class A Common stock; and

●	no exercise by the underwriters of their option to purchase up to 561,797 additional shares of our Class A common stock and/or Pre-Funded Warrants from us to cover over-allotments, if any.

RISK FACTORS

An investment in our securities involves a high degree of risk. This prospectus and the documents incorporated by reference herein contain a discussion of the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed within this prospectus. and the risk factors discussed in the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2023 and incorporated herein by reference. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of the risks or uncertainties described in our SEC filings or this prospectus or any additional risks and uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our Class A common stock could decline and you might lose all or part of your investment.

Risks Related to this Offering

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from any offering by us and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for us.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our Class A common stock or other securities convertible into or exchangeable for our Class A common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by any investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Class A common stock, or securities convertible or exchangeable into Class A common stock, in future transactions may be higher or lower than the price per share paid by any investors in this offering.

We are selling a substantial number of shares of our Class A common stock in this offering, which could cause the price of our Class A common stock to decline.

In this offering, we are offering shares of Class A common stock. The existence of the potential additional shares of our Class A common stock in the public market, or the perception that such additional shares may be in the market, could adversely affect the price of our Class A common stock. We cannot predict the effect, if any, that market sales of those shares of Class A common stock or the availability of those shares of Class A common stock for sale will have on the market price of our Class A common stock.

The Nasdaq Capital Market may seek to delist our Class A common stock if it concludes this offering does not qualify as a Public Offering as defined under Nasdaq’s stockholder approval rule.

The continued listing of our Class A common stock on The Nasdaq Capital Market depends on our compliance with the requirements for continued listing under the Nasdaq Marketplace Rules, including but not limited to Market Place Rule 5635, or the stockholder approval rule. The stockholder approval rule prohibits the issuance of shares of common stock (or derivatives) in excess of 20% of our outstanding shares of common stock without stockholder approval, unless those shares are sold at a price that equals or exceeds the Minimum Price, as defined in the stockholder approval rule, or in what Nasdaq deems a Public Offering, as defined in the stockholder approval rule. The securities sold in this offering may be sold at a significant discount to the Minimum Price as defined in the stockholder approval rule, and we do not intend to obtain the approval of our stockholders for the issuance of the securities in this offering. Accordingly, we have sought to conduct, and plan to continue to conduct, this offering as a Public Offering as defined in the stockholder approval rule, which is a qualitative analysis based on several factors as determined by Nasdaq, including by broadly marketing and offering these securities in a firm commitment underwritten offering registered under the Securities Act. Demand for the securities sold by us in this offering, and the final offering price for these securities, will be determined following a broad public marketing effort over several trading days, and final distribution of these securities will ultimately be determined by the underwriter. Nasdaq has also published guidance that an offering of securities that are “deeply discounted” to the Minimum Price (for example a discount of 50% or more) will typically preclude a determination that the offering qualifies as Public Offering for purposes of the stockholder approval rule. We cannot assure you that Nasdaq will determine that this offering will be deemed a Public Offering under the stockholder approval rule. If Nasdaq determines that this offering was not conducted in compliance with the stockholder approval rule, Nasdaq may cite a deficiency and move to delist our Class A common stock from The Nasdaq Capital Market. Upon a delisting from The Nasdaq Capital Market, our stock would likely be traded in the over-the-counter inter-dealer quotation system, more commonly known as the OTC. OTC transactions involve risks in addition to those associated with transactions in securities traded on the securities exchanges, such as The Nasdaq Capital Market, or, together, Exchange-listed stocks. Many OTC stocks trade less frequently and in smaller volumes than Exchange-listed stocks. Accordingly, our stock would be less liquid than it would be otherwise. Also, the prices of OTC stocks are often more volatile than Exchange-listed stocks. Additionally, institutional investors are usually prohibited from investing in OTC stocks, and it might be more challenging to raise capital when needed.

If we sell shares of Class A common stock for a per share price under $3.89, such sales will trigger anti-dilution provisions with respect to certain of our outstanding warrants.

If we sell shares of Class A common stock for a per share price under $3.89, such sales will cause the exercise price of the Warrants issued in October 2023 to be reduced to the price per share our shares are sold at. In addition, the number of shares issuable upon exercise of our warrants will increase proportionally. Further, the potential application of such anti-dilution rights may prevent us from seeking additional financing, which would adversely affect our ability to finance our operations and continue to support our growth initiatives.

Sales of a substantial number of our shares of Class A common stock in the public markets, or the perception that such sales could occur, could cause our stock price to fall.

We may issue and sell additional shares of Class A commons stock in the public markets, including during this offering. As a result, a substantial number of our shares of Class A common stock may be sold in the public market. Sales of a substantial number of our shares of Class A common stock in the public markets, including in connection with this offering, or the perception that such sales could occur, could depress the market price of our Class A common stock and impair our ability to raise capital through the sale of additional equity securities.

A possible “short squeeze” due to a sudden increase in demand of our Class A common stock that largely exceeds supply may lead to price volatility in our common stock.

Investors may purchase our Class A common stock to hedge existing exposure in our Class A common stock or to speculate on the price of our Class A common stock. Speculation on the price of our Class A common stock may involve long and short exposures. To the extent aggregate short exposure exceeds the number of shares of our Class A common stock available for purchase in the open market, investors with short exposure may have to pay a premium to repurchase our Class A common stock for delivery to lenders of our Class A common stock. Those repurchases may in turn, dramatically increase the price of our Class A common stock until investors with short exposure can purchase additional common stock to cover their short position. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in our Class A common stock that are not directly correlated to the performance or prospects of our Class A common stock and once investors purchase the shares of Class A common stock necessary to cover their short position the price of our Class A common stock may decline.

Because we do not currently intend to declare cash dividends on our shares of Class A common stock in the foreseeable future, stockholders must rely on appreciation of the value of our Class A common stock for any return on their investment.

We have never paid cash dividends on our Class A common stock and do not plan to pay any cash dividends in the near future. We currently intend to retain all of our future earnings, if any, to finance the operation, development and growth of our business. Furthermore, any future debt agreements may also preclude us from paying or place restrictions on our ability to pay dividends. As a result, capital appreciation, if any, of our Class A common stock will be your sole source of gain with respect to your investment for the foreseeable future.

The dual-class structure of our common stock as contained in our amended and restated certificate of incorporation, as amended, has the effect of concentrating voting influence with those stockholders who held our Class B common stock prior to our initial public offering. This ownership could limit or preclude your ability to influence corporate matters, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transactions requiring stockholder approval, and that may adversely affect the trading price of our Class A common stock.

Our Class B Common Stock has ten votes per share, and our Class A Common Stock, which is the class of common stock that we are selling in this offering, has one vote per share. Craig Technical Consulting, Inc., or CTC, of which Carol Craig, our Chairwoman and Chief executive Officer is the sole owner, holds all of the issued and outstanding shares of our Class B Common Stock, representing approximately 19.7% of the voting power of our outstanding capital stock as of October 10, 2024. In addition, because of the ten-to-one voting ratio between our Class B and Class A Common Stock, after this offering the holder of our Class B Common Stock could continue to influence the outcome of such corporate actions requiring stockholder approval including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions requiring stockholder approval. In addition, this influence may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may feel are in your best interest as one of our stockholders. As a result, it may adversely affect the market price of our Class A Common Stock. If CTC continues to hold its shares of our Class B common stock, it could continue to influence these actions for an extended period of time or indefinitely.

Future transfers by holders of Class B Common Stock will generally result in those shares converting to Class A Common Stock, subject to limited exceptions as specified in our amended and restated certificate of incorporation, such as transfers to family members and certain transfers effected for estate planning purposes. The conversion of Class B Common Stock to Class A Common Stock will have the effect, over time, of increasing the relative voting power of those holders of Class B Common Stock who retain their shares in the long term. As a result, it is possible that one or more of the persons or entities holding our Class B Common Stock could gain significant voting control as other holders of Class B Common Stock sell or otherwise convert their shares into Class A Common Stock.

Our principal stockholders will continue to have significant influence over the election of our board of directors and approval of any significant corporate actions, including any sale of the company.

Our founders, executive officers, directors, and other principal stockholders, in the aggregate, hold a substantial portion of the voting power of our common stock. These stockholders currently have, and likely will continue to have, significant influence with respect to the election of our board of directors and approval or disapproval of all significant corporate actions. The concentrated voting power of these stockholders could have the effect of delaying or preventing an acquisition of the company or another significant corporate transaction.

The exercise of our outstanding options and warrants will dilute stockholders and could decrease our stock price.

The exercise of our outstanding options and warrants may adversely affect our stock price due to sales of a large number of shares or the perception that such sales could occur. These factors also could make it more difficult to raise funds through future offerings of our securities and could adversely impact the terms under which we could obtain additional equity capital. Exercise of outstanding options and warrants or any future issuance of additional shares of Class A common stock or other securities, including, but not limited to preferred stock, options, warrants, restricted stock units or other derivative securities convertible into our Class A common stock, may result in significant dilution to our stockholders and may decrease our stock price.

We are currently listed on The Nasdaq Capital Market. If we are unable to maintain listing of our securities on Nasdaq or any stock exchange, our stock price could be adversely affected and the liquidity of our stock and our ability to obtain financing could be impaired and it may be more difficult for our stockholders to sell their securities.

Although our common stock is currently listed on The Nasdaq Capital Market, we may not be able to continue to meet the exchange’s minimum listing requirements or those of any other national exchange. If we are unable to maintain listing on Nasdaq or if a liquid market for our common stock does not develop or is sustained, our common stock may remain thinly traded.

The listing rules of Nasdaq require listing issuers to comply with certain standards in order to remain listed on its exchange. If, for any reason, we should fail to maintain compliance with these listing standards and Nasdaq should delist our securities from trading on its exchange and we are unable to obtain listing on another national securities exchange, a reduction in some or all of the following may occur, each of which could have a material adverse effect on our stockholders:

●	the liquidity of our common stock;

●	the market price of our common stock;

●	our ability to obtain financing for the continuation of our operations;

●	the number of institutional and general investors that will consider investing in our common stock;

●	the number of investors in general that will consider investing in our common stock;

●	the number of market makers in our common stock;

●	the availability of information concerning the trading prices and volume of our common stock; and

●	the number of broker-dealers willing to execute trades in shares of our common stock.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of shares of our Class A common stock and Pre-Funded Warrants in this offering will be approximately $8.9 million, or approximately $10.2 million if the underwriters exercise their over-allotment option in full, based on an assumed public offering price of $2.67 per share, which was the closing price of our Class A common stock on The Nasdaq Capital Market on October 11, 2024, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The foregoing discussion assumes no sale of Pre-Funded Warrants, which if sold, would reduce the number of shares of Class A common stock that we are offering on a one-for-one basis.

We intend to use the net proceeds from this offering for (i) sales and marketing, (ii) operational costs, (iii) product development, (iv) manufacturing expansion and (v) working capital and other general corporate purposes. We may also use a portion of the net proceeds to in-license, acquire or invest in complementary businesses or products, however, we have no current commitments or obligations to do so.

A $1.00 increase or decrease in the assumed public offering price of $2.67 per share would increase or decrease the net proceeds from this offering by approximately $3.4 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions.

An increase (decrease) of 1.0 million shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the net proceeds from this offering by approximately $2.5 million, assuming no change in the assumed public offering price per share and after deducting estimated underwriting discounts and commissions.

This expected use of the net proceeds from this offering and our existing cash represents our intentions based upon our current plans, financial condition and business conditions. The amount, timing and nature of specific expenditures of net proceeds from this offering will depend on a number of factors, including the timing, scope, progress and results of our development efforts and the timing and progress of any collaboration efforts. As of the date of this prospectus we cannot specify with certainty all of the particular uses of the proceeds from this offering. Accordingly, we will retain broad discretion over the use of such proceeds.

In the ordinary course of our business, we expect to from time to time evaluate the acquisition of, investment in or in-license of complementary products, technologies or businesses, and we could use a portion of the net proceeds from this offering for such activities. We currently do not have any agreements, arrangements, or commitments with respect to any potential acquisition, investment or license.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments, and government securities.

DESCRIPTION OF SECURITIES WE ARE OFFERING

The following description is a summary of some of the terms of our securities, our organizational documents and Delaware law. The descriptions in this prospectus of our securities and our organizational documents do not purport to be complete and are subject to, and qualified in their entirety by reference to, our organizational documents, copies of which have been or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus form a part.

We are offering shares of our Class A common stock. We are also offering to each purchaser whose purchase of shares of our Class A common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding shares of Class A common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, Pre-Funded Warrants to purchase shares of Class A common stock (“Pre-Funded Warrants”), in lieu of shares of Class A common stock.

Common Stock

We are authorized to issue up to a total of 200,000,000 shares of Class A common stock, par value $0.0001 per share. Holders of our Class A common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our Class A common stock have no cumulative voting rights. All shares of Class A common stock offered hereby will, when issued, be fully paid and nonassessable, including shares of Class A common stock issued upon the exercise of Class A common stock warrants or subscription rights, if any.

Further, holders of our Class A common stock have no preemptive or conversion rights or other subscription rights. Upon our liquidation, dissolution or winding-up, holders of our Class A common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any of our outstanding shares of preferred stock. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of our Class A common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of our assets which are legally available.

The holders of a majority of the shares of our capital stock, represented in person or by proxy, are necessary to constitute a quorum for the transaction of business at any meeting. If a quorum is present, an action by stockholders entitled to vote on a matter is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, with the exception of the election of directors, which requires a plurality of the votes cast.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

Duration and Exercise Price

Each Pre-Funded Warrant offered hereby will have an initial exercise price per share equal to $0.0001. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of shares of Class A common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Class A common stock and the exercise price.

Exercisability

Each Pre-Funded Warrant may be exercised, in cash or by a cashless exercise at the election of the holder at any time following the date of issuance and from time to time thereafter until the Pre-Funded Warrants are exercised in full. The Pre-Funded Warrants will be exercisable in whole or in part by delivering to us a completed instruction form for exercise and complying with the requirements for exercise set forth in the Pre-Funded Warrant. Payment of the exercise price may be made in cash or pursuant to a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Class A common stock determined according to the formula set forth in the Pre-Funded Warrant.

Cashless Exercise

At the time a holder exercises its Pre-Funded Warrants, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Pre-Funded Warrants.

Exercise Limitation

In general, a holder will not have the right to exercise any portion of a Pre-Funded warrant if the holder (together with its Attribution Parties (as defined in the Pre-Funded Warrant)) would beneficially own in excess of 4.99% or 9.99%, at the election of the holder, of the number of shares of our Class A common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrant. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided, that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Transferability

Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of Class A common stock will be issued upon the exercise of the Pre-Funded Warrants. Rather, the number of shares of Class A common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no trading market available for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of shares of our Class A common stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our Class A common stock, including any voting rights, until they exercise their Pre-Funded warrants.

Governing Law

The Pre-Funded Warrants are governed by New York law.

UNDERWRITING

ThinkEquity LLC is acting as representative of the underwriters of this offering. We have entered into an underwriting agreement dated October      , 2024 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of securities next to its name in the following table:

Underwriter	Number of Shares	Number of Pre-Funded Warrants
ThinkEquity LLC
Total

The underwriters are committed to purchase all the shares of Class A common stock (and/or Pre-Funded Warrants in lieu thereof) offered by the Company. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, the underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares offered by us in this prospectus are subject to various representations and warranties and other customary conditions specified in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares of Class A common stock (and/or Pre-Funded Warrants in lieu thereof) subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the Representative an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase up to an aggregate of additional shares of Class A common stock (and/or Pre-Funded Warrants in lieu thereof) (equal to 15% of the total number of shares of Class A common stock and/or Pre-Funded Warrants sold in this offering) at the public offering price per share, less underwriting discounts and commissions, solely to cover over-allotments, if any. If the underwriters exercise this option in whole or in part, then the underwriters will be severally committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares of Class A common stock (and/or Pre-Funded Warrants in lieu thereof) in proportion to their respective commitments set forth in the prior table.

Discounts, Commissions and reimbursement

The underwriters propose initially to offer the shares of Class A common stock (and/or Pre-Funded Warrants in lieu thereof) to the public at the public offering price set forth on the cover page of this prospectus. The underwriters may offer securities to securities dealers at that price less a concession of not more than $      per share or Pre-Funded Warrant of which up to $      per share or Pre-Funded Warrant may be reallowed to other dealers. If all of the shares of Class A common stock and/or Pre-Funded Warrants offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the offering price, underwriting discounts and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

Total
	Per Share	Per Pre-Funded Warrant	Without Over- Allotment Option	With Over- Allotment Option
Offering price	$	$	$	$
Underwriting discount and commissions (7%)	$	$	$	$
Proceeds, before expense, to us	$	$	$	$

We have agreed to pay a non-accountable expense allowance to the underwriters equal to 1% of the gross proceeds received in this offering (excluding proceeds received from exercise of the underwriters’ over-allotment option).

We have paid an expense deposit of $25,000 to the representative, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering, and will be reimbursed to us to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(A).

We have also agreed to pay certain of the representative’s expenses relating to the offering, including: (a) all fees, expenses and disbursements relating to background checks of our officers, directors and entities in an amount not to exceed $0 in the aggregate; (b) fees and expenses of the underwriter’s legal counsel not to exceed $125,000; (c) a $29,500 cost associated with the underwriters use of Ipreo’s book-building, prospectus tracking and compliance software for the offering; (d) $5,000 for data services and communications expenses; (e) up to $25,000 of market making and trading, and clearing firm settlement expenses for the offering; (f) up to $10,000 of the underwriters’ actual accountable “road show” expenses; and (g) up to $3,000 associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones.

Our total estimated expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions and excluding the non-accountable expense allowance, are approximately $           .

Representative’s Warrants

Upon closing of this offering, we have agreed to issue the representative warrants (the “Representative’s Warrants”) as compensation to purchase up to            shares of Class A common stock (5% of the aggregate number of shares of Class A common stock and/or Pre-Funded Warrants sold in this offering). The Representative’s Warrants will be exercisable at a per share exercise price of $         . The Representative’s Warrants are exercisable, in whole or in part, during the four and one-half year period commencing 180 days from the commencement of sales of the shares of Class A common stock in this offering.

The Representative’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1)(A) of FINRA. The representative (or permitted assignees under Rule 5110(e)(2)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days following the commencement of sales of the securities issued in this offering. In addition, the Representative’s Warrants provide for registration rights upon request, in certain cases. The sole demand registration right provided will not be greater than five years from the commencement of sales of the securities issued in this offering in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration rights provided will not be greater than seven years from the commencement of sales of the securities issued in this offering in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the Representative’s Warrant exercise price or underlying shares will not be adjusted for issuances of shares of Class A common stock at a price below the warrant exercise price.

Lock-Up Agreements

Pursuant to “lock-up” agreements, we, and our executive officers and directors have agreed, without the prior written consent of the representative, not to, directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock or any other of our securities or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for, with respect to the Company, a period of 90 days from the date of this prospectus, and with respect to our executive officers and directors, a period of 90 days from the date of this prospectus.

Right of First Refusal

We have granted the representative a right of first refusal, through October 29, 2025, to act as sole investment banker, sole book-runner, and/or sole placement agent, at the representative’s sole and exclusive discretion, for each and every future public and private equity and debt offering, including all of our equity linked financings (each, a “Subject Transaction”), or any successor (or any of our subsidiaries), on terms and conditions customary to the representative for such Subject Transactions.

Discretionary Accounts

The underwriters do not intend to confirm sales of the shares of Class A common stock and/or Pre-Funded Warrants offered hereby to any accounts over which they have discretionary authority.

Nasdaq Capital Market Listing

Our Class A common stock is listed on The Nasdaq Capital Market under the symbol “SIDU”. There is no established trading market for the Pre-Funded Warrants and we do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system.

Other

From time to time, certain of the underwriters and/or their affiliates may in the future provide, various investment banking and other financial services for us for which they may receive customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans.

On January 29, 2024, we entered into an underwriting agreement with the representative, as sole underwriter, relating to a firm commitment underwritten public offering (the “January Offering”) of 1,181,800 shares of our Class A common stock at a price to the public of $4.50 per Share, and January Pre-Funded Warrants to purchase up to 69,900 shares of Common Stock at a price to the public of $4.499 per January Pre-Funded Warrant. The per share exercise price for the January Pre-Funded Warrants is $0.001, subject to adjustment as provided therein. The Company paid to the representative $394,286 of underwriting discounts and commissions, $56,327 as a non-accountable expense allowance and reimbursed the representative for $173,778 of actual out-of-pocket offering expenses. We also issued to the representative and its designees warrants to purchase up to 62,585 shares of Class A common stock, exercisable at a per share exercise price of $7.50.

On February 29, 2024, we entered into an underwriting agreement with the representative, as sole underwriter, relating to a firm commitment underwritten public offering (the “January Offering”) of 1,321,800 shares of our Class A common stock at a price to the public of $6.00 per Share, The Company paid to the representative $554,820 of underwriting discounts and commissions, $79,260 as a non-accountable expense allowance and reimbursed the representative for $189,493 of actual out-of-pocket offering expenses. WE also issued to the representative and its designees warrants to purchase up to 66,050 shares of Class A common stock, exercisable at a per share exercise price of $7.50.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our Class A common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of Class A common stock over-allotted by the underwriters is not greater than the number of shares of Class A common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of Class A common stock involved is greater than the number of shares of Class A common stock in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our Class A common stock or reduce any short position by bidding for, and purchasing, Class A common stock in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing shares of Class A common stock in this offering because the underwriter repurchases the shares of Class A common stock in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our Class A common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our Class A common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the national securities exchange on which our shares of Class A common stock are traded, in the over-the-counter market, or otherwise.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to this offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some, or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus s made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area—Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

●	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 ;and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the “ISA”), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, or “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”), pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comiss&abreve;o do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document, and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such securities, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the issuance of the shares of Class A common stock offered hereby will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, New York, New York. Blank Rome LLP, New York, New York, has acted as counsel for the underwriters in connection with certain legal matters related to this offering.

EXPERTS

The financial statements of Sidus Space, Inc. as of December 31, 2023 and 2022 and for each of the years then ended incorporated by reference in this Registration Statement, of which this prospectus forms a part, have been so included in reliance on the report of Fruci & Associates II, PLLC, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus or incorporated by reference into this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information contained in this prospectus, or any document incorporated by reference in this prospectus, is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or any sale of our securities.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from commercial document retrieval services and over the Internet at the SEC’s website at http://www.sec.gov.

We maintain a website at www.sidusspace.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not part of, this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

This prospectus is part of the registration statement, but the registration statement includes and incorporates by reference additional information and exhibits. The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 27, 2024;

●	our Annual Report on Form 10-K/A for the year ended December 31, 2023 filed with the SEC on October 11, 2024;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 filed with the SEC on May 20, 2024;

●	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 filed with the SEC on August 19, 2024;

●	Our Current Reports on Form 8-K filed with the SEC on January 10, 2024, January 24, 2024, February 1, 2024, February 8, 2024, March 5, 2024, May 8, 2024, June 25, 2024 and September 3, 2024;

●	our definitive Proxy Statement on Schedule 14A for our 2023 Annual Meeting of Stockholders, filed with the SEC on April 30, 2024; and

●	The description of our Class A common stock contained in our Registration Statement on Form 8-A12b filed with the SEC on December 10, 2021, and any amendments or reports filed updating such description.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Securities Exchange Act of 1934, as amended shall be incorporated by reference into this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to:

Sidus Space, Inc.

150 N. Sykes Creek Parkway, Suite 200

Merritt Island, FL 32963

Phone: (321) 450-5633

You also may access these filings on our website at http://www.sidusspace.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of the registration statement of which this prospectus forms a part to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of the registration statement of which this prospectus forms a part, except as so modified or superseded.

Up to 3,745,318 Shares of Class A Common Stock

Up to 3,745,318 Pre-Funded Warrants to Purchase up to 3,745,318 Shares of Class A Common Stock

Sidus Space, Inc.

PRELIMINARY PROSPECTUS

ThinkEquity

     , 2024

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All the amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

Amount to be paid
SEC registration fee	$1,871
FINRA fee	$2,225
Accounting fees and expenses	$75,000
Legal fees and expenses	$100,000
Miscellaneous expenses	$3,679
Total	$185,000

Item 14. Indemnification of Directors and Officers

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Amended and Restated Certificate of Incorporation, as amended, provides that no director of the Company shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

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Our Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws will provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement provide, among other things, for indemnification to the fullest extent permitted by law and our Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws.

We also have a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15. Recent Sales of Unregistered Securities

During August and September 2021, we sold 30,000 shares of Class A common stock to various investors for gross proceeds of $3,000,000. We deemed the offer, sale and issuance of such securities to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, relative to transactions by an issuer not involving a public offering.

On September 22, 2021, we issued 2,000 shares of restricted Class A Common Stock to 2 employees. The shares vested immediately upon the grant date. We deemed the offer, sale and issuance of such securities to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, relative to transactions by an issuer not involving a public offering.

On August 10, 2022, we issued an aggregate of 904 shares of common stock to B. Riley Principal Capital II as consideration for its commitment to purchase shares of our common stock in one or more purchases that we may, in our sole discretion, direct them to make, from time to time after the date of this prospectus, pursuant to the Purchase Agreement. The shares of common stock were issued under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D, in a transaction by an issuer not involving a public offering. B. Riley Principal Capital II has represented that it is an accredited investor for purposes of Rule 501 of Regulation D and that it is not acquiring such shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any applicable state security laws. The investor also represented that it had been afforded the opportunity to ask questions and receive answers from us and has sought advice as it considered necessary to make an informed investment decision.

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On October 11, 2023, concurrently with the sale of the Series A Preferred Stock, pursuant to the Purchase Agreement in a concurrent private placement, for each share of Class A Common Stock issuable upon conversion of the Series A Preferred Stock purchased by the investor, such investor received from the Company an unregistered warrant (the “Warrant”) to purchase one share of Class A Common Stock (the “Warrant Shares”). Each Warrant will be exercisable for one share of the Company’s Class A Common Stock at an exercise price of $10.152 per share, will be exercisable immediately upon issuance, and will have a term of five years from the date of issuance. The exercise price is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and subject to price-based adjustment, on a “full ratchet” basis, in the event of any issuances of Class A Common Stock, or securities convertible, exercisable or exchangeable for Class A Common Stock, at a price below the then-applicable exercise price (subject to certain exceptions).

The Warrants and the shares of Class A Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) were sold without registration under the Securities Act of 1933 (the “Securities Act”) in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and Rule 506 promulgated under the Securities Act as sales to accredited investors, and in reliance on similar exemptions under applicable state laws.

Item 16. Exhibits and Financial Statement Schedules

EXHIBIT INDEX

Exhibit No.	Title of Document
1.1	Form of Underwriting Agreement
3.1	Amended and Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to Form S-1 filed with the SEC on December 3, 2021)
3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation dated August 24, 2021 (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to Form S-1 filed with the SEC on December 3, 2021)
3.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation dated December 16, 2021(incorporated by reference to Exhibit 3.3 to Form 10-K filed with the SEC on April 5, 2022)
3.4	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 to Form 10-K filed with the SEC on April 5, 2022)
3.5	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Sidus Space, Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed with the SEC on July 5, 2023)
3.6	Amendment No. 1 to Amended and Restated Bylaws of Sidus Space, Inc. (incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K filed with the SEC on October 2, 2023)
3.7	Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed with the SEC on October 13, 2023)
3.8	Amendment No. 2 to Amended and Restated Bylaws of Sidus Space, Inc. (incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K filed with the SEC on October 13, 2023)
3.9	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Sidus Space, Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed with the SEC on December 19, 2023).
4.1	Form of Representative’s Warrant (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-1 filed with the SEC on January 13, 2023)
4.2	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.2 to Registration Statement on Form S-1 filed with the SEC on January 13, 2023)
4.3	Form of Warrant (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed with the SEC on October 13, 2023)
4.4	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed with the SEC on October 13, 2023)
4.5	Form of Representative’s Warrant.
4.6	Form of Pre-Funded Warrant.
5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP
10.1	Sidus Space, Inc. 2021 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to Form 10-K filed with the SEC on April 5, 2022)

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10.2	Revenue Loan and Security Agreement dated December 1, 2021 by and among Sidus Space, Inc., Carol Craig and Decathlon Alpha IV, L.P. (incorporated by reference to Exhibit 10.2 to Amendment No. 1 to Form S-1 filed with the SEC on December 3, 2021)
10.3	Loan Assignment and Assumption Agreement dated December 1, 2021 by and between Decathlon Alpha IV, L.P., Craig Technical Consulting, Inc. and Sidus Space, Inc. (incorporated by reference to Exhibit 10.3 to Amendment No. 1 to Form S-1 filed with the SEC on December 3, 2021)
10.4	Form of Indemnification Agreement for Directors and Officers (incorporated by reference to Exhibit 10.5 to Amendment No. 1 to Form S-1 filed with the SEC on December 3, 2021)
10.5	Lease Agreement dated as of November 29, 2016 between 400 W. Central LLC and Craig Technologies Properties, LLC (assigned to Sidus Space, Inc.) (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to Form S-1 filed with the SEC on December 3, 2021)
10.6	Lease Agreement dated as of May 21, 2021 between 400 W. Central LLC and Sidus Space, Inc. (incorporated by reference to Exhibit 10.7 to Amendment No. 1 to Form S-1 filed with the SEC on December 3, 2021).
10.7	Commercial Sublease Agreement dated August 1, 2021 by and between Sykes Creek Limited Partnership, Craig Technical Consulting, Inc. and Sidus Space, Inc. (incorporated by reference to Exhibit 10.8 to Amendment No. 1 to Form S-1 filed with the SEC on December 3, 2021)
10.8#	NASA Contract Award dated November 5, 2018 (incorporated by reference to Exhibit 10.9 to Amendment No. 1 to Form S-1 filed with the SEC on December 3, 2021)
10.9	Employment Agreement between Sidus Space, Inc. and Carol Craig dated December 16, 2021 (incorporated by reference to Exhibit 10.10 to Form 10-K filed with the SEC on April 5, 2022)
10.10	Consulting Agreement between Sidus Space, Inc. and EverAsia Financial Group, Inc. dated August 21, 2021 (incorporated by reference to Exhibit 10.11 to Amendment No. 1 to Form S-1 filed with the SEC on December 3, 2021)
10.11	Common Stock Purchase Agreement, dated as of August 10, 2022, by and between Sidus Space, Inc. and B. Riley Principal Capital II, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on August 11, 2022)
10.12	Registration Rights Agreement, dated as of August 10, 2022, by and between Sidus Space, Inc. and B. Riley Principal Capital II, LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on August 11, 2022)
10.13	Debt Forgiveness Agreement (incorporated by reference to Exhibit 10.1 to Form 8-K filed with the SEC on June 9, 2022)
10.14	Asset Conveyance Agreement entered as of August 18, 2023, by and among Sidus Space, Inc., Exo-Space Inc. and the equityholders of Exo-Space (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed with the SEC on August 22, 2023)
10.15	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed with the SEC on October 13, 2023)
10.16	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed with the SEC on October 13, 2023)
10.17	First Amendment to Revenue Loan and Security Agreement dated November 16, 2023 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed with the SEC on December 6, 2023).
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to Amendment No. 1 to Form S-1 filed with the SEC on December 3, 2021)
23.1	Consent of Fruci & Associates II, PLLC.
23.2	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)
24	Power of Attorney (included on signature page hereto).
107	Filing Fee Table

# Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit were omitted by means of marking such portions with an asterisk because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

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Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Merritt Island, State of Florida, on the 15th day of October 2024.

SIDUS SPACE, INC.

By:	/s/ Carol Craig
Carol Craig
Chief Executive Officer and Chairwoman

POWER OF ATTORNEY

We, the undersigned officers and directors of Sidus Space, Inc., hereby severally constitute and appoint Carol Craig, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

WITNESS our hands and common seal on the dates set forth below.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Carol Craig	Chief Executive Officer & Chairwomen	October 15, 2024
Carol Craig	(Principal Executive Officer)

/s/ Bill White	Chief Financial Officer	October 15, 2024
Bill White	(Principal Financial and Accounting Officer)

/s/Dana Kilborne	Director	October 15, 2024
Dana Kilborne

/s/ Cole Oliver	Director	October 15, 2024
Cole Oliver

/s/ Leonardo Riera	Director	October 15, 2024
Leonardo Riera

/s/ Richard Berman	Director	October 15, 2024
Richard Berman

/s/ Jeffrey Shuman	Director	October 15, 2024
Jeffrey Shuman

/s/ Lavanson C. “LC” Coffey III	Director	October 15, 2024
Lavanson C. “LC” Coffey III

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